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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into this 28th day of July, 1997, by and between MEDAPHIS CORPORATION, a Delaware corporation (the "Company"), and RANDOLPH L. M. HUTTO, a resident of the State of Georgia (the "Employee").

                       Statement of Background Information

         The Company renders to hospitals, physicians, and/or other healthcare organizations and providers: (a) billing services, accounts receivable management services, collection services, electronic claims services, financial management services, and practice and facilities management services; (b) eligibility verification and certification for Medicaid, Medicare and other healthcare assistance programs; (c) filing and other medical claims securitization services; (d) medical coverage information services; and (e) medical and insurance claims monitoring and tracking services (collectively the "Processing Business").

         The Company also: (a) develops, markets and licenses to hospitals, integrated healthcare delivery systems, and other healthcare providers and other end users (collectively "Providers"), (i) strategic, operational and financial information systems and services and decision support tools for healthcare providers, (ii) software systems which provide claims and reimbursement services and electronic claims processing, and (iii) software applications which assist Providers with automated scheduling and resource management (the items discussed in Sections (a)(i), (a)(ii) and (a)(iii) of this paragraph are referred to as "Systems"), which Systems include, but are not limited to, nurse scheduling and management information systems, operating room patient scheduling and surgery information systems, enterprise wide patient scheduling and resource management systems, enterprise-wide employee scheduling and management information systems and related software interfaces to other information systems; and (b) provides to Providers installation and support services related to the Company's Systems (the "Systems Business").

         The Company also renders professional services with respect to the development of computer software, algorithms, design, documentation, and related materials, and the development, design, deployment, and operation of local and wide area computer networks, all in conjunction with the sale, design, deployment, operation and maintenance of custom computer processing systems for improvement of operational efficiency or functionality through the use of image storage and processing, work flow technology, optical character recognition or other related technologies (the "System Integration Business") (the Processing Business, the Systems Business, the Systems Integration


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Business and any other distinct business segment in which the Company engages during Employee's employment are collectively referred to herein as the "Business").

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement.

2. Duties of Employee. Employee's title will be Executive Vice President, General Counsel and Secretary of Medaphis Corporation and Employee will report directly to the Chief Executive Officer of the Company. Employee agrees to perform and discharge such other duties as may be assigned to Employee from time to time by the Company to the reasonable satisfaction of the Company, and such duties will be consistent with those duties regularly and customarily assigned by the Company to the position of Executive Vice President, General Counsel and Secretary of Medaphis Corporation. Employee also agrees to comply with all of the Company's policies, standards and regulations as promulgated by the officers of the Company, and to follow the instructions and directives of Employee's superiors within the Company. Employee will devote Employee's full professional and business-related time, skills and best efforts to such duties and will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Chief Executive Officer of the Company, which consent will not be unreasonably withheld. This Section will not be construed to prevent Employee from (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which Employee's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books or teaching, so long as the Chief Executive Officer of the Company approves such participation, preparation and publication or teaching prior to Employee's engaging therein.


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 3.      Term. The term of this Agreement will be for a three (3) year period of time, commencing as of July 28, 1997 and expiring on July 28, 2000, subject to earlier termination as provided for in Section 4 of this Agreement. This Agreement shall be automatically renewed for successive one (1) year periods at the end of the initial three-year term, unless either party gives notice to the other of its intent to terminate this Agreement not less than sixty (60) days prior to commencement of any such one-year renewal period. In the event such notice to terminate is properly given, this Agreement shall terminate at the end of the initial term or the one-year renewal period during which the notice is given.

4.       Termination.

         (a) Termination by Company for Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate this Agreement and all of its obligations hereunder immediately if any of the following events occur:

                  (i) Employee materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within ten (10) days after Employee's receipt from the Company of written notice of such breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Sections 6, 7 or 8 of this Agreement);

                  (ii) Employee commits any other act materially detrimental to the business or reputation of the Company;

                  (iii) Employee commits or is convicted of any crime involving fraud, deceit or moral turpitude; or

                  (iv) Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform Employee's duties under this Agreement. Without limiting the generality of the foregoing, Employee's inability adequately to perform services under this Agreement for a period of sixty
                  (60) consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability adequately to perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such sixty (60)-day period shall be extended to a one hundred and twenty (120)-day period.


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         (b) Termination by Company Without Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate Employee's employment pursuant to this Agreement without cause upon at least thirty (30) days' prior written notice to Employee. In the event Employee's employment with the Company is terminated by the Company without cause, Employee shall be entitled to elect a severance consideration equal to (i) two (2) years of salary and benefit continuation (this severance consideration does not include the right to receive any incentive bonus payments) at Employee's then current salary and benefit levels, or (ii) Employee's then-current monthly salary (this severance consideration does not include the right to receive any incentive bonus payments) multiplied by the number of months remaining in the initial term of this Agreement.

         (c) Termination by Employee With Good Reason. Except as set forth in Paragraph (d) below, in the event Employee elects to voluntarily terminate his employment following the occurrence of events constituting "Good Reason" for his voluntary termination of employment, Employee will be entitled to elect a severance consideration equal to
         (i) two (2) years of salary and benefit continuation (this severance consideration does not include the right to receive any incentive bonus payments) at Employee's then current salary and benefit levels, or (ii) Employee's then-current monthly salary (this severance consideration does not include the right to receive any incentive bonus payments) multiplied by the number of months remaining in the initial term of this Agreement. For purposes of this Agreement, "Good Reason" is defined as (w) a material reduction (greater than 10%) in Employee's annual base salary; (x) a change in Employee's work location to a work location more than 50 miles from Employee's existing work location, except for required travel on the Company's business to an extent consistent with Employee's then present business travel obligations;
         (y) an assignment to any duties inconsistent in any material adverse respect with Employee's current position, duties or responsibilities, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Employee; or
         (z) the failure by the Company to continue any material benefit or compensation plan in which Employee is participating unless Employee is provided with comparable benefits.

         (d) Change in Control. In the event there is a Change in Control (as defined herein) of Medaphis Corporation, Employee will be entitled to receive a severance payment equal to two (2) years of salary and benefits (including any bonus payment to which Employee would be entitled which will be calculated by doubling the incentive bonus payment received by Employee during the year immediately prior to the Change in Control), if (A) Employee's employment is


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         terminated by the Company without cause within one (1) year following any such Change in Control; (B) if Employee's employment is terminated by the Company at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control; (C) if Employee's employment is terminated by the Company in connection with or in anticipation of a Change in Control;
         (D) if Employee voluntarily terminates his employment for Good Reason (as defined above in Paragraph (c)) within one (1) year following any such Change in Control; or (E) if Employee voluntarily terminates his employment for Good Reason within one (1) year following any action taken by the Company at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control or any action taken by the Company in connection with or in anticipation of a Change in Control, in each case which action constitutes Good Reason. For purposes of this Agreement, a "Change in Control" of Medaphis Corporation shall be deemed to occur upon any of the following:

                  (i) a consolidation or merger of Medaphis Corporation with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary of Medaphis Corporation, excluding any transaction in which the shares of the Company's common stock outstanding immediately prior to any such consolidation or merger represents immediately thereafter more than 50% of the combined voting power of the resulting entity after the transaction;

                  (ii) any corporate reorganization, including an exchange offer, in which Medaphis Corporation shall not be the continuing or surviving entity resulting from such reorganization, excluding any transaction in which the shares of the Company's common stock outstanding immediately prior to any such reorganization represents immediately thereafter more than 50% of the combined voting power of the resulting entity after the transaction; or

                  (iii) the failure for any reason of individuals who constitute the Incumbent Board to continue to constitute at least a majority of the Board. For purposes of this Section 4 (d), the term "Board" shall mean the Board of Directors of the Company and the term "Incumbent Board" shall mean the members of the Board as of the date hereof and any person becoming a member of the Board hereafter whose election or nomination is by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial


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                  assumption of office is in connection with an actual or
                  threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended).

5.  Compensation and Benefits.

         a) Annual Salary. During the term of this Agreement and for all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per annum to be paid in accordance with the Company's regular payroll practices, provided, however, that such payments shall be made no less frequently than in equal monthly installments. Such annual salary will be subject to adjustments by any increases given in the normal course of business.

         b) Incentive Compensation. Employee shall be eligible to participate in the 1997 Medaphis Corporation and its Subsidiary Corporations Incentive Compensation Plan (and any comparable future incentive compensation plans during the term of this Agreement) at a participation category of up to 80% of Employee's base salary, payable at the discretion of the Board of Directors of the Company. Employee's incentive compensation for fiscal year 1997 is guaranteed and such incentive compensation shall be pro-rated based on the number of months Employee is employed by the Company during fiscal year 1997.

         c) Stock Options. As soon as reasonably practicable after the signing of this Agreement, and subject to the approval of the Compensation Committee of the Board of Directors of Medaphis Corporation, the Company will cause Medaphis to issue to Employee, effective as of the date approved by the Compensation Committee of the Board of Directors of Medaphis Corporation, options to purchase Two Hundred and Fifty Thousand (250,000) shares of Medaphis Common Stock pursuant to the terms and conditions of the Amended and Restated Medaphis Corporation Non-Qualified Stock Option Plan ("Stock Option Plan"), as amended. Such options will vest at the rate of thirty-three and one-third percent (33.33%) per year for a three-year period beginning on the starting date of this Agreement, subject to the terms and conditions of the Stock Option Plan. Such options shall vest in full immediately upon the occurrence of certain change in control events outlined in the Stock Option Plan. Employee shall be considered for additional grants of options to purchase shares of Medaphis common stock in a manner which is consistent with other senior officers of the Company. Except as expressly set


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         forth herein, nothing in this Agreement shall give rise to a contractual right to Employee to receive grants of additional stock options of Medaphis. Further, Medaphis has no obligation to Employee to create parity with any other Medaphis executives with respect to any options granted to such other executives.

         d) Other Benefits. Employee will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, financial counseling services, group health insurance, life and disability insurance, vacations and any other fringe benefits now or hereafter provided by the Company to its employees, if and when Employee meets the eligibility requirements for any such benefit. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for employees of the same position and status as Employee will be provided to Employee on an equal basis.

         e) Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

         f) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

         g) Signing Bonus. Upon execution of this Agreement, the Company will provide Employee with a loan in the amount of One Hundred Thousand Dollars ($100,000). This loan, which will be evidenced by a separate loan agreement, will be forgiven in whole by the Company in the event Employee remains employed by the Company through and until July 28, 1998. In the event Employee terminates his employment prior to July 28, 1998, other than in the case of a Change in Control or for Good Reason as defined herein, Employee agrees that he will repay a pro- rata portion of the loan to the Company based on a rate of Eight Thousand Three Hundred and Thirty Three Dollars ($8,333.00) for each month remaining in the initial twelve month period of this Agreement. Employee further agrees that he will be responsible for the payment of any and all federal and state taxes that may accrue as a result of the payment of the signing bonus.

6. Non-Disclosure of Proprietary Information. Employee recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below) of the Company and its affiliates and all physical


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         embodiments thereof (as they may exist from time-to-time, collectively, the "Proprietary Information") are valuable, special and unique assets of the Company's and its affiliates' businesses. Employee further acknowledges that access to such Proprietary Information is essential to the performance of Employee's duties under this Agreement.
         Therefore, in order to obtain access to such Proprietary Information, Employee agrees that, except in connection with performing duties assigned to him by the Company, Employee shall hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances.

         For purposes of this Agreement, the term "Trade Secrets" means information, without regard to form, including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which is not commonly known by or available to the public and (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term "Trade Secrets" does not include information that Employee can show by competent proof (i) was known to Employee and reduced to writing prior to disclosure by the Company (but only if Employee promptly notifies the Company of Employee's prior knowledge); (ii) was generally known to the public at the time the Company disclosed the information to Employee; (iii) became generally known to the public after disclosure by the Company through no act or omission of Employee; or (iv) was disclosed to Employee by a third party having a bona fide right both to possess the information and to disclose the information to Employee. The term "Confidential Information" means any data or information of the Company, other than trade secrets, which is valuable to the Company and not generally known to competitors of the Company. The provisions of this Section 6 will apply to Trade Secrets for so long as such information remains a trade secret and to Confidential Information during Employee's employment with the Company and for a period of two
         (2) years following any termination of Employee's employment with the Company for whatever reason.


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7.A.     Non-Competition Covenant.  During Employee's employment by the Company
         Employee will be a member of the Company's executive management team. Employee agrees that during his employment and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company within the Geographical Area (as hereinafter defined). The term "compete" means to engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render services of any marketing, management, sales, administrative, supervisory or consulting nature, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation) any business which provides Business products or services, provided that nothing in this Agreement will preclude Employee from rendering legal services in the role of outside counsel on behalf of any entity, including those entities that compete with the Company, following the termination of his employment with the Company. For purposes of this Agreement, the term "Geographical Area" means the territory located within a seventy-five (75) mile radius of any Company facility for which Employee exercised managerial control or provided legal services on behalf of the Company.

  B. Non-Solicitation of Clients Covenant. Employee agrees that during Employee's employment by the Company and for a period of two (2) years following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to divert or solicit any individual or entity (i) who is a client of the Company at any time during the six
         (6)-month period prior to Employee's termination of employment with the Company ("Client"), or was actively sought by the Company as a prospective client, and (ii) with whom Employee had material contact while employed by the Company, to provide Business services or products to such Clients or prospects.

 C. Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 7 or Section 8 below may, if it chooses, sever any portion of the Geographical Area, client base, prospective relationship or prospect


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         list or any prohibited business activity from the coverage of such
         Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority may, if it chooses, replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. In the event that any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.

8. Non-Solicitation of Employees Covenant. Employee further agrees and represents that during Employee's employment by the Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert or solicit, or attempt to divert or solicit, to or for any individual or entity which is engaged in providing Business services or products, any person employed by the Company, whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will.

9. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any former employer to keep in confidence confidential information or not to compete with any such former employer. Employee will not disclose to the Company or use on its behalf any confidential information of any other party required to be kept confidential by Employee.

10. Return of Proprietary Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, in any form or medium, and any other properties, files or documents obtained as a result of


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         Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

11. Proprietary Rights. During the course of Employee's employment with the Company, Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Employee also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

         Employee will not be obligated to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee will have had access during and by virtue of Employee's employment or which arises out of work assigned to Employee by the Company. Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after Employee leaves the employ of the Company, except that Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Employee is not obligated to assign any Invention which relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company.

12. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9, 10 and 11 of this


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         Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

13. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

         If to the Company:                   If to Employee:

         2700 Cumberland Parkway              Randolph L. M. Hutto
         Suite 300                            3609 Kingsboro Road, N.E.
         Atlanta, GA 30339                    Atlanta, Ga. 30319
         Attn: Chief Executive Officer

         or to such other address or agent as may be hereafter designated in writing by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

14. Severability. Subject to the application of Section 7(C) to the interpretation of Sections 7 and 8, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the parties agree that it is their intent that the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

15. Entire Agreement. This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter hereof. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

16. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns.


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17.      Assignment. This Agreement is one for personal services and will not be assigned by Employee. The Company may assign this Agreement to its parent company or to any of its subsidiaries or affiliated companies; provided that the parent or any subsidiary or affiliate fulfills the obligations of the Company under this Agreement.

18. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Georgia. The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the state where the Company has its principal place of business and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

19. Indemnification. Employee shall be entitled to the indemnification and exculpation offered through and set forth in the Company's Charter and By-laws.

20. Surviving Terms. Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:                                             EMPLOYEE:

By: /s/ David E. McDowell                            /s/ Randolph L. M. Hutto
    -------------------------                        ------------------------
    Title: Chairman and CEO                          Randolph L. M. Hutto



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



                                    EXHIBIT A

                                   INVENTIONS

         Employee represents that there are no Inventions.

                                                                   /s/ RLMH
                                                               -----------------
                                                               Employee Initials


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